Exhibit 10.33

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made as of the last date set forth opposite any signature hereto between THOMAS KINGSBURY (“Executive”), 4515 Hewitts Point Road, Oconomowoc, WI, and KOHL’S DEPARTMENT STORES, INC. (the “Company”).

BACKGROUND

Executive and Company entered into an Employment Agreement dated as of August 1, 2006, as amended by that certain letter agreement between Executive and Company dated as of November 17, 2008 (collectively, the “Employment Agreement”) whereby Company agreed to employ Executive, and Executive agreed to be employed by Company for a continuous three (3) year term;

The parties have agreed to sever all aspects of Executive’s employment relationship with Company and terminate the Employment Agreement upon the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. TERMINATION OF EMPLOYMENT AND EMPLOYMENT AGREEMENT. Notwithstanding any provision in the Employment Agreement, Company and Executive shall voluntarily sever Executive’s employment with Company effective December 1, 2008 (the “Termination Date”). Executive hereby resigns from all offices, positions, titles and capacities Executive held with Company and its affiliates, effective on the Termination Date. Company hereby accepts this resignation.

Subject to and conditional upon Executive executing this Agreement and not revoking his acceptance hereof within the timeframes specified below, the Employment Agreement is hereby terminated, cancelled, null and void and of no further force and effect, and the rights, duties and obligations of the parties shall be governed solely by this Agreement.

2. BENEFITS TO EXECUTIVE. Subject to and conditional upon Executive executing this Agreement and not revoking his acceptance hereof within the timeframes specified below, Company agrees to provide Executive with the following benefits:

A.	Salary Payments; Accrued Vacation. Company shall continue to pay Executive’s current salary through the Termination Date on a semi-monthly basis in accordance with Company’s current payroll practices. These payments shall be paid directly into Executive’s designated bank account in accordance with Company’s standard direct deposit procedures. Additionally, Company shall promptly pay Executive his accrued but unpaid vacation pay, which is the equivalent of eleven (11) days of paid time.

B.	Stock Options / Restricted Stock.

(i)

Stock Options. The Termination Date shall be Executive’s last day of employment for purposes of vesting of stock options granted under the Company’s Long-Term Incentive Plans. All of Executive’s outstanding option grants shall cease to vest after the Termination Date. For a period of ninety (90) days following the Termination Date, Executive shall retain the right to exercise all non-expired stock options in which Executive is vested as of the Termination Date. All of Executive’s stock options shall be terminated, cancelled, null, void and of no further force and effect upon the ninety (90) day anniversary of the Termination Date.

(ii)	Executive’s restricted stock shall continue to vest through the Termination Date. All of Executive’s unvested restricted stock shall be terminated, cancelled, null, void and of no further force and effect upon the Termination Date.

(iii)	Company shall award no additional stock options or restricted stock to Executive from or after the date of this Agreement.

C.	Savings Plan. Company maintains the Kohl’s Savings Plan (the 401(k) Plan) for the benefit of eligible employees. The 401(k) Plan is composed of two (2)

accounts for each eligible employee: (i) a savings account to which eligible employees are permitted to make voluntary contributions which are matched by Company as provided in the 401(k) Plan; and (ii) a retirement account to which Company makes contributions to eligible employees. In the event Executive has an interest in Company’s 401(k) Plan, Executive’s interest is subject to the terms and conditions of the 401(k) Plan in effect from time to time. Executive authorizes Company to discontinue Executive’s voluntary contributions to Executive’s savings account in the 401(k) Plan, effective as of Termination Date and Company shall make no additional matching contributions to Executive’s savings account in the 401(k) Plan effective on or after Termination Date. Executive understands that Company shall make no distribution from Executive’s 401(k) Plan savings account on or prior to the Termination Date. For purposes of Executive’s 401(k) Plan retirement account and matching contributions to Executive’s savings account, Company shall credit Executive with employment service commencing on the date Executive was hired by Company and ending on the Termination Date in accordance with the 401(k) Plan terms and conditions.

D.	Deferred Compensation. In the event Executive has an interest in Company’s Deferred Compensation Plan (“Deferred Compensation Plan”), Executive’s interest is subject to the terms of redemption contained in the Deferred Compensation Plan.

E.	Medical Insurance. Company and Executive acknowledge that following the Termination Date, Executive has the right to elect to continue certain health insurance benefits, with premiums to be paid at Executive’s expense, as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Company shall provide Executive with written notice explaining Executive’s COBRA rights which arise from Executive’s separation of employment with Company.

F.	Bonus. Executive shall not be entitled to any bonus pursuant to Company’s Executive Bonus Plan based on Company’s performance in fiscal year 2008 or any subsequent year.

Except as otherwise provided in this Agreement, all other Executive benefits shall cease as of the Termination Date. Executive shall not be entitled to any benefits or payments other than those described in this Agreement, regardless of anything to the contrary that had been provided in the Employment Agreement.

3. EXECUTIVE’S OBLIGATIONS.

A.	Waiver and General Release by Executive. In exchange for the benefits and payments to Executive described in this Agreement and to the extent permitted by law, Executive hereby waives and irrevocably and unconditionally releases, acquits, and fully and forever discharges Company, its related corporations and other businesses and each of their past, current and future agents, servants, officers, directors, stockholders, Executives, and attorneys and their respective successors and assigns (the “Released Parties”) from and against any and all claims, liabilities, debts, suits, demands, causes of action or controversies of any nature whatsoever, for all injuries, losses and damages (including, but not limited to, punitive damages) whether in law or in equity, contract or tort or whether judicial or administrative in nature, which arose prior to the time Executive signs this Agreement. This release covers claims, whether brought by or on behalf of Executive and whether asserted or unasserted, whether known or unknown or anticipated or unanticipated by Executive. Executive further covenants and agrees not to sue Company for any claims referred to in this paragraph. This release includes, but is not necessarily limited to:

1.	Any and all liability of Company resulting from, arising out of, or connected with the employment relationship existing between Executive and Company or the termination of that relationship, including, but not necessarily limited to, any and all liability based on non-vested salary, or any other form of compensation or any and all liability related to the termination of the Employment Agreement.

2.	To the extent any of the following statutes are applicable to Company, any and all liability of Company based on rights or claims arising under Title

VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Executive Retirement Income Security Act of 1974, the Fair Labor Standards Act, the National Labor Relations Act, the Labor Management Relations Act, the Federal Family and Medical Leave Act, the employment laws of the state in which Executive is employed by Company, and any other applicable federal, state, or local laws, regulations, and ordinances of any kind; and

3.	Any and all liability of Company arising under any common law claims of wrongful discharge, breach of any express or implied contract, misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, and any other tort and tort-type claims based on allegations of injury to Executive’s reputation and any other tort and tort-type personal injuries.

4.	This release includes any and all matters in connection with or based wholly or partially upon, without limitation by enumeration, acts of age or other discrimination, libel, slander, interference with prospective business relationships, invasion of privacy, or failure to interview, hire or appoint, allegedly committed against Executive by Company, up to and including the date on which Executive signs this Agreement, whether such claims are known or unknown at the time Executive signs this Agreement.

This waiver, release and covenant not to sue does not apply to (i) any benefits under any Company retirement or welfare-benefit plan which vested as of the Termination Date; (ii) any worker’s compensation claim Executive may have against Company; (iii) any benefits to be provided under this Agreement; or (iv) any rights of indemnification and coverage under directors and officers liability insurance for Executive’s acts and omissions during his employment. This release shall not relieve Executive from any obligations Executive may have now or may incur in the future on Executive’s Kohl’s retail charge account.

B.	Waiver of Reinstatement. Executive waives any and all rights to reinstatement to employment, and hereby agrees not to reapply for employment with Company, its successors or related and/or affiliated companies.

C.	Forfeiture of Litigation Benefits. Executive agrees to waive any monetary or other benefits which may be conferred on Executive in any litigation brought against Company or any of the Released Parties respecting any claims waived or released hereunder.

D.	Non-Disparagement. Executive and the Company mutually agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the other such party, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. This restriction shall not preclude Executive or Company employees and directors from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

E.	Return of Property. Executive agrees to immediately return all Company property under Executive’s possession or control, including but not limited to any Company-owned computer equipment, corporate credit cards, keys, cellular telephones and Blackberry handheld units. Company shall discontinue Executive’s voice mail and e-mail privileges, effective on the Termination Date. Executive shall not have access to non-public portions of any of Company’s facilities after Termination Date.

F.

Covenant Not to Recruit. Executive hereby covenants and agrees that Executive will not, without the Company’s prior consent, at any time prior to the Termination Date, and for a period of one (1) year thereafter, directly or indirectly, whether as an owner, stockholder, director, officer, partner, employee, agent, provider, consultant, independent contractor or otherwise; (i) solicit or recruit, or attempt to solicit or recruit, or assist others in soliciting or recruiting individuals employed by Company as of the date hereof to accept employment elsewhere; provided, however, that this clause shall not prohibit Executive from soliciting or recruiting individuals who, at the time of solicitation or recruiting, no longer work for Company and whose departure from Company was not attributable directly or indirectly to Executive; or (ii) provide employment references with respect to current executives or Executives of Company.

G.	Non-Compete. See Section 10 below.

4. ACCEPTANCE AND REVOCATION RIGHTS. Company desires to ensure that Executive voluntarily agrees to the terms contained in this Agreement and does so only after Executive fully understands them. Accordingly, the following procedures shall apply:

A.	Executive agrees and acknowledges that Executive has read this Agreement, understands its contents, and may agree to the terms of this Agreement by signing and dating it and returning the signed and dated document, via mail, hand delivery, or overnight delivery, so that it is received by Telvin Jeffries, Executive Vice President, Human Resources, within 21 days from the date of Executive’s receipt;

B.	Executive agrees and acknowledges that Executive has been advised by Company to consult with an attorney and tax consultants prior to signing this Agreement;

C.	Executive agrees and acknowledges that this Agreement provides Executive with benefits from Company which, in their totality, are greater than those to which Executive otherwise would be entitled;

D.	Executive understands that this Agreement, at Paragraph 3, above, includes a final General Release, including a release of all claims under the Age Discrimination in Employment Act;

E.

Executive understands that Executive has seven (7) days after signing this Agreement to revoke his acceptance of it. This seven (7) day period is called the “Revocation Period”. Such revocation will not be effective unless written notice of the revocation is actually delivered via mail, hand delivery, or overnight delivery, to Telvin Jeffries on or before the end of the Revocation Period. If Executive gives timely notice of Executive’s intention to revoke Executive’s acceptance of the terms set forth in this Agreement, this Agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Agreement’s terms, shall be restored;

F.	This document will not be binding or enforceable unless Executive has signed and delivered it as provided herein, and has not chosen to exercise Executive’s revocation rights, as described herein.; and

G.	Executive represents and warrants to Company that, in the event Executive chooses to accept the terms of this Agreement by signing below, the date appearing alongside Executive’s name on the last page of this document shall be the actual date and time on which Executive has signed the agreement. Notwithstanding Executive’s failure to execute this Agreement or Executive’s revocation of this Agreement in accordance with this paragraph, the terms of this paragraph will continue to apply.

G.	An executed original of this Agreement shall be returned to Telvin Jeffries, Executive Vice President, Human Resources, Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

5. REPRESENTATIONS OF EXECUTIVE. Executive represents and warrants to Company that:

A.	Execution Date. Executive has executed this Agreement on the date set forth opposite Executive’s name on the signature page hereof; and

B.	Voluntary and Knowing. This Agreement has been carefully read by Executive following consultation with his legal counsel, and its contents are known and understood by Executive. Executive has signed this Agreement freely and voluntarily and intends to be bound by it.

6. NON-ADMISSION. Neither the negotiations concerning this Agreement, nor the actual provision of consideration set forth in this document, nor Company’s drafting or execution of this document shall be construed as an acknowledgment or admission by Company of any liability to Executive or any other individual or entity or of any wrongdoing under federal, state or local law.

7. CONFIDENTIALITY. Executive agrees that he will neither disclose, divulge, or communicate to anyone, including co-workers or the media, nor use in any way any of the Company’s trade secrets, practices, confidential records, employee lists, or any other non-public information or knowledge pertaining to the business of Company obtained by Executive during his employment with Company.

8. ENTIRE AGREEMENT. This Agreement constitutes the complete understanding between the parties concerning all matters affecting Executive’s employment with Company and the termination thereof and supersedes all prior agreements, understandings and practices concerning such matters, including, without limitation, any prior employment agreement Executive may have had with Company (including the Employment Agreement), the provisions of any Company personnel documents, handbooks or policies and any prior customs or practices of Company with respect to bonuses, severance pay, fringe benefits or otherwise.

9. NO PREVAILING PARTY DESIGNATION. The parties agree that this Agreement shall not be construed to render Executive or Company a “prevailing party” within the meaning of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act, as amended, the laws of the State within which Executive resides or performs services for Company, Employee Retirement Income Security Act of 1974 (ERISA), as amended, or under any law, statute or ordinance allowing attorneys’ fees and/or costs to a party who “prevails” in any manner or sense, nor shall this Agreement be deemed to constitute a factor supporting an award of attorneys’ fees and/or costs under any law, statute or ordinance. Except as expressly provided herein, all parties are responsible for their own attorney’s fees in connection with the presentation and resolution of their disputes.

10. RESTRICTED SERVICES OBLIGATION

A.

Executive acknowledges and agrees that the Company is one of the leading retail companies in the United States, with department stores throughout the United States, and that the Company compensates executives like Executive to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers and vendors) and to maintain business information for the Company’s exclusive ownership and use. As a result, Executive acknowledges and agrees that the restrictions contained in this Section 10 are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier and vendor relationships and confidential information and trade secrets. Executive further acknowledges and agrees that the restrictions contained in this Section 10 will not pose an undue hardship on Executive or Executive’s ability to find gainful employment.

B.	For the one (1) year period following the Termination Date, Executive will not, directly or indirectly, provide Restricted Services (defined below) for or on behalf of any Competitive Business (defined below). During such one (1) year period, Executive also will not, directly or indirectly, provide any Competitive Business with any advice or counsel in the nature of the Restricted Services.

C.	Definitions. For purposes of this Section 10, the following are defined terms:

(i)	Restricted Services. “Restricted Services” shall mean services of any kind or character comparable to those Employee provided to the Company during the eighteen (18) month period immediately preceding Employee’s last date of employment with the Company.

(ii)	Competitive Business. “Competitive Business” shall mean any entity (including related entities) that as of the time of the determination (i) generates, in the aggregate with its related entities, more than Five Hundred Million Dollars ($500,000,000) in annual revenues; and (ii) operates or owns a Retail Business. “Competitive Business” shall also include a business that provides a buying office or sourcing service to a Retail Business. “Retail Business” means any business or related businesses engaged in the sale of products at retail which derives at least twenty percent (20%) of its annual revenue from the sale of Goods in the United States and owns or operates retail stores located within twenty-five (25) miles of any store operated by Kohl’s Corporation or any of its subsidiaries.

(iii)	Goods. “Goods” means merchandise categories that comprise at least ten percent (10%) of the Company’s annual revenues during the twelve (12) months prior to Employee’s last date of employment with the Company.

D.	Limited Exception. Company and Executive acknowledge that the Burlington Coat Factory chain of retail stores (“Burlington”) is a “Competitive Business” as defined above in Section 10 (C)(ii). The Company agrees, however, that it will take no action to enforce the provisions of this Section 10 to prevent Executive’s employment as President and Chief Executive Officer of Burlington, and shall not otherwise declare Executive to be in breach of this Section 10 solely on the basis of such employment.

E.	Prospective Employers. Executive agrees, during the term of the restrictions contained in this Section 10, to disclose such provisions to any future or prospective employer. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

11. NO MODIFICATION. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by Company.

12. FEES AND EXPENSES. Each party hereto shall be solely responsible for its own legal, accounting and other professional fees and other expenses incurred in connection with the negotiation, preparation and exercising of this Agreement and the consummation of the transactions contemplated hereby.

13. GOVERNING LAW, SUCCESSORS AND ASSIGNS. This Agreement shall be governed and construed in accordance with the laws of Wisconsin without reference to the rules of conflict of law and shall be binding upon the parties hereto and their respective successors and assigns. Any action brought hereunder shall be prosecuted in the United States District Court for the Eastern District of Wisconsin or the Circuit Court of Waukesha County, Wisconsin.

14. SEVERABILITY. If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly, provided that this provision shall not be construed to contemplate or permit restructuring of any restrictive covenant contained herein.

15. REMEDIES. Executive expressly acknowledges and agrees that a violation of any of the covenants set forth in this Agreement will cause immediate and irreparable harm to the Company, and that if Executive shall engage in any acts in violation of this Agreement, Company shall be entitled, in addition to such other remedies and monetary damages as may be available to it, to an injunction prohibiting Executive from engaging in any such acts. Nothing in this paragraph shall be construed to prohibit Company from availing itself of any other remedy and the parties agree that all remedies available to Company are cumulative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the last day, month and year below written.

KOHL’S DEPARTMENT STORES, INC.

December 10, 2008	By:	/s/ Richard D. Schepp
Date		Richard D. Schepp
Executive Vice President,
General Counsel, Secretary

December 10, 2008	By:	/s/ Thomas Kingsbury
Date		Thomas Kingsbury

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